EXHIBIT 10.4
                                                                  CONFORMED COPY


                                   VIACOM INC.


                                September 6, 1999


Mel Karmazin
1 Central Park West
New York, New York 10023


Dear Mel:

                  Viacom Inc. ("Viacom"), having an address at 1515 Broadway, New York, New York 10036, agrees to employ you and you agree to accept such employment upon the following terms and conditions:

                  1. Term. The term of your employment hereunder shall commence on the Effective Time (as defined in the Agreement and Plan of Merger between Viacom and CBS Corporation ("CBS"), dated as of the date hereof (the "Merger Agreement"), pursuant to which CBS shall merge with and into Viacom) (the "Effective Date") and, unless terminated by Viacom or you pursuant to paragraph 8 hereof, shall continue through and until December 31, 2003. The period from the Effective Date through December 31, 2003 shall hereinafter be referred to as the "Employment Term," notwithstanding any earlier termination pursuant to paragraph 9. In the event that the Merger Agreement is terminated or otherwise abandoned, this Agreement shall be void ab initio.

                  2. Duties. During the Employment Term, you agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries. This is not intended to prevent you from engaging in other activities that do not conflict with or interfere with the performance of your duties and responsibilities hereunder. You will be President and Chief Operating Officer of Viacom reporting directly and solely to Sumner M. Redstone, the Chairman of the Board and Chief Executive Officer of Viacom (the "Chairman"), and, upon the termination of the Chairman's service as Chief Executive Officer during the Employment Term, you shall be appointed the Chief Executive Officer. You will perform such duties and have such responsibilities set forth in Article XIII of the Amended and Restated Certificate of Incorporation of Viacom to be effective as of the Effective Date (the "Certificate of Incorporation"), a copy of which is attached hereto as Exhibit A. You will have such authority as is necessary for the performance of your obligations hereunder. You shall serve as a member of the Boards of Directors of Viacom and Circular. Your principal place of business shall be at Viacom's headquarters in the New York City metropolitan area and you shall not be required to relocate


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                                        2

outside of the New York City metropolitan area. You shall be entitled to continue to serve on the corporate, charitable and educational boards of which you are a member as of the date hereof.

                  3. Compensation. As the sole compensation for services to be rendered by you during the Employment Term in all capacities to Viacom, its subsidiaries and affiliates, you will receive the following compensation.

                  (a) Salary: For all the services rendered by you in any capacity to Viacom, its subsidiaries and affiliates, Viacom agrees to pay you a base salary at the rate of $1,000,000 per annum ("Salary"), payable in accordance with Viacom's then effective payroll practices.

                  (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Bonus"):

                  (i) Your Bonus for each of the calendar years during the Employment Term will be based upon a measurement of performance against objectives in accordance with Viacom's Short-Term Incentive Plan and its Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (collectively, the "STIP"), which objectives shall be no less favorable to you than the objectives used to determine the amount of bonus payable to any other executive of Viacom whose bonus is based in whole or in part on corporate performance and who participates in the STIP.

                  (ii) Your Target Bonus and Maximum Bonus opportunity for each calendar year (prorated for calendar year 2000 by multiplying such amount by a fraction, the numerator of which is the number of days in 2000 following the Effective Date, and the denominator of which is 365) during the Employment Term shall be as follows:

                        Year              Target                    Maximum
                        ------------      --------------------      ------------
                        2000              $5,000,000                $10,000,000
                        2001              $5,500,000                $11,000,000
                        2002              $6,050,000                $12,100,000
                        2003              $6,655,000                $13,310,000

                  (iii) Your Bonus for any calendar year shall be payable by
                        February 28 of the following year (even if not during the Employment Term).


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                                        3

                  (c) Deferred Compensation: In addition to your Salary and Bonus, you shall earn, in respect of calendar year 2000 and each calendar year during the Employment Term after 2000, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph 3(c)) shall be deferred until January of the first calendar year following the year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the Securities Exchange Act of 1934, as amended. The amount of Deferred Compensation for calendar year 2000 shall be $2,000,000, prorated by multiplying such amount by a fraction, the numerator of which is the number of days in 2000 following the Effective Date, and the denominator of which is 365. The amount of Deferred Compensation for calendar years 2001 through 2003 shall be subject to annual increases each January 1st, commencing January 1, 2001, in an amount equal to 10% of the sum of your Salary and Deferred Compensation for the preceding year. Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the excess 401(k) plan of Viacom (as such plan may be amended from time to time) is determined (it being understood and agreed that if at any time during which the Deferred Compensation remains payable your excess 401(k) account balance is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your excess 401(k) account was notionally invested immediately prior to its distribution). Viacom's obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 3(c)) shall be an unfunded obligation to be satisfied from the general funds of Viacom.

                  (d) Grant: You will be awarded a grant (the "Grant") under Viacom's 1997 Long-Term Management Incentive Plan (the "1997 LTMIP") of stock options to purchase 2,000,000 shares of Viacom's Class B Common Stock (such number to be adjusted for any stock split, stock dividend or other similar transaction that would result in an adjustment under the terms of the 1997 LTMIP if such options were granted on the date hereof), effective as of the Effective Date, with an exercise price equal to the fair-market value of Viacom's Class B Common Stock on the Effective Date. Except as provided herein, the Grant shall be made in accordance with the standard terms of stock option awards under the 1997 LTMIP (a copy of the standard form of such stock option awards is attached hereto as Exhibit B), shall vest in three equal installments on the first, second and third anniversaries of the Effective Date and shall be for a ten-year term. In the event you cease to be employed by the Company for any reason upon the expiration of the Employment Term, you shall be able to exercise the Grant for two years following such termination.
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                                       4

                  4.  Benefits.

                  (a) You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as Viacom may have or establish from time to time and in which any other Viacom executives are eligible to participate. The foregoing, however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement; provided, however, that no modification of any plans in which you participate shall be made which results in treating you less favorably than other senior executives of Viacom. It is further understood and agreed that all benefits (including without limitation, Viacom's Pension and Excess Pension Plans, short term disability program, Long-Term Disability program and any supplement thereto, life insurance and any applicable death benefit) you may be entitled to as an employee of Viacom shall be based upon your Salary and, your Deferred Compensation, as set forth in paragraphs 3(a) and
(c) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise. In addition, it is hereby expressly agreed that you shall retain all benefits that you have accrued under any compensation and benefit plans of CBS. You shall be entitled to four (4) weeks vacation.

                  (b) Viacom shall provide you with no less than Five Million Dollars ($5,000,000) of term life insurance during the Employment Term. You shall have the right to assign the policy for such life insurance to your spouse or issue or to a trust or trusts primarily for the benefit of your spouse and/or issue.

                  (c) In addition to the benefits described in paragraphs 4(a) and (b) hereof, Viacom agrees that you shall be credited for service accrued or deemed accrued prior to the Effective Date with CBS or any of its subsidiaries or predecessors for all purposes under any employee benefit plans, programs or arrangement established or maintained by Viacom or any of its subsidiaries; provided, however that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

                  (d) Notwithstanding anything herein to the contrary, if it is determined that any payment or benefit provided to you (whether hereunder or otherwise, and including any payments or benefits resulting from the transactions contemplated by the Merger Agreement) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise Tax"), then you shall be entitled to an additional cash payment (a "Gross-Up Payment") in an amount that will place you in the same after-tax economic position that you would have enjoyed if the Excise Tax had not applied to the payment. The amount of the Gross-Up Payment shall be determined by Viacom's regular independent auditors. No Gross- Up Payments shall be payable hereunder if Viacom's auditors determine that
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                                       5

such payments are not subject to an Excise Tax. Viacom's auditors shall be paid by Viacom for services performed hereunder.

                  5. Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder as are customarily reimbursed to senior executives of Viacom.

                  6. Perquisites. You shall be eligible for all perquisites made available by Viacom from time to time during the Employment Term to other senior executives of Viacom. Without limiting the generality of the foregoing, you shall be entitled to (i) a car allowance and insurance in accordance with Viacom's policy and (ii) use of a private airplane on a basis no less favorable than as provided by CBS to you as of the date of execution of this Agreement, or, if more beneficial to you, as provided by Viacom to any of its senior executives.

                  7. Exclusive Employment, Confidential Information, Etc.

                  (a) Non-Competition. You agree that your employment hereunder is on an exclusive basis, and that during the period of your employment hereunder and, in the event during the Employment Term, of (x) a termination of your employment pursuant to paragraph 9(a) hereof or (y) your resignation without Good Reason, for a period of eighteen (18) months following the date of such termination or resignation, as the case may be (the "Non-Compete Period"), you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Non-Compete Period you shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with that of Viacom, nor shall you make any investments in any company or business competing with Viacom; provided, however, that nothing herein shall prevent you from investing as less than a two (2%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

                  (b) Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Viacom or any of its affiliates or predecessors (except as may be required by law or in the performance of your duties hereunder consistent with Viacom's policies) and that you will comply with any confidentiality obligations of Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

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                                       6

                  (c) No Employee Solicitation. You agree that, during the Employment Term and for one (1) year thereafter, you shall not, directly or indirectly, engage, employ, or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of Viacom's affiliates or predecessors.

                  (d) Viacom Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services during your employment with Viacom and/or any of its affiliates or predecessors and any works in progress, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Viacom, and Viacom shall have the right to use the same in perpetuity throughout the universe in any manner Viacom determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Viacom, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 7(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Viacom of any rights of ownership to which Viacom may be entitled by operation of law by virtue of Viacom or any of its affiliates or predecessors being your employer.

                  (e) Litigation. You agree that, during the Employment Term, for one (1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent required by law or necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving any of Viacom's affiliates or predecessors, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or Viacom's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Viacom's counsel unless you are prohibited from doing so under applicable law.
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                                       7

                  (f) No Right to Write Books, Articles, Etc. During the Employment Term, except as authorized by Viacom, you shall not prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, concerning Viacom or any of Viacom's affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.

                  (g) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliates or predecessors shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any debt you owe to Viacom or any of its affiliates or predecessors at the time of or subsequent to the termination of your employment with Viacom, and
(ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

                  (h) Non-Disparagement. You and, to the extent set forth in the next sentence, Viacom agree that each party shall not, during the Employment Term and for one (1) year thereafter criticize, ridicule or make any statement which disparages or is derogatory of the other party in any communications with any customer or client. Viacom's obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above.

                  (i) Injunctive Relief. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 7(a) through (k) hereof will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

                  (j) Survival; Modification of Terms. Your obligations under paragraphs 7(a) through (i) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to paragraph 9 hereof or otherwise. You and Viacom agree that the restrictions and remedies contained in paragraphs 7(a) through (k) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.


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                                       8

                  (k) No Selling of Viacom Stock without Board Consent. In consideration of your employment hereunder, you hereunder agree that, except as otherwise provided herein, during the period commencing on the date hereof and ending on the third anniversary of the Effective Date, you shall not sell or dispose of (nor exercise any limited rights or stock appreciation rights with respect to) any shares of capital stock of CBS or Viacom held by you, your immediate family members (which does not include your former spouse), or trusts or other entities in which you or your immediate family members have a controlling interest or are beneficiaries (together, the "Family Affiliates" and each, a "Family Affiliate") that you or any Family Affiliate now hold, or in the future may acquire, including, without limitation, shares that you or any Family Affiliate receive pursuant to the transactions contemplated by the Merger Agreement (whether in exchange for shares of CBS common stock or otherwise), under any stock options or other equity-based compensation awards made to you by CBS or by Viacom under this Agreement or under any other agreement awarding you shares of capital stock of Viacom, without first obtaining the consent of (i) if prior to the Effective Date, the Chairman, or (ii) if on or following the Effective Date, fourteen of the eighteen members of the Board of Viacom. This restriction shall lapse in the event that, during the Employment Term, you are terminated without Cause, resign for Good Reason, die or become disabled. Notwithstanding the foregoing, between the first anniversary of the Effective Date and the second anniversary of the Effective Date you and the Family Affiliates collectively may sell or dispose of a number of shares equal to up to 10% of the shares held by you and the Family Affiliates on the Effective Date (including, for this purpose, the shares underlying any equity-based compensation awards held by you on the Effective Date, but not shares underlying any equity-based compensation awards granted to you pursuant to paragraph 3(d) or at any time after the Effective Date). Between the second anniversary of the Effective Date and the third anniversary of the Effective Date, you and the Family Affiliates collectively may sell or dispose of a number of shares equal to up to 10% of the shares held by you and the Family Affiliates on the second anniversary of the Effective Date (including, for this purpose, the shares underlying any equity-based compensation awards held by you on the Effective Date, but not shares underlying any equity-based compensation awards granted to you pursuant to paragraph 3(d) or at any time after the Effective Date), plus any shares that were not sold or disposed of by you and the Family Affiliates collectively under the prior year's limits. Notwithstanding the foregoing, you may transfer shares to Family Affiliates, but such shares shall remain subject to the restrictions contained in this paragraph 7(k).

                  8. Incapacity. In the event you become totally medically disabled at any time during the Employment Term and are not expected to be able to substantially perform your duties for a six (6) consecutive month period, the Chairman, at any time after such disability has in fact continued for 60 consecutive days, may determine that Viacom requires such duties and responsibilities be performed by another executive. In the event you become disabled, you will first receive benefits under Viacom's short-term disability program for the first 26 weeks of consecutive absence. Thereafter, you will be eligible to receive benefits under Viacom's Long-Term Disability ("LTD") program or any supplement thereto, in accordance with its terms.
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                                       9

Upon receipt of benefits under the LTD program you will also be entitled to receive, subject to applicable withholding taxes:

                  (i) a Target Bonus prorated for the portion of calendar year through the date on which you become eligible to receive benefits under the LTD program, payable at the time that the Bonus for such calendar year would otherwise be paid;

                  (ii) prorated Deferred Compensation for the calendar year in which such benefits commence and Deferred Compensation attributable to prior calendar years, payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following the calendar year in which such benefits commence;

                  (iii) stock options granted to you under the 1997 LTMIP which are exercisable on or prior to the date as of which benefits commence under the LTD program or that would have vested and become exercisable on or before the last day of the Employment Term will be exercisable for two (2) years after the date as of which such benefits commence or, if later, until December 31, 2003, but in no event may such stock options be exercised following the expiration date of such stock options; and

In the event that you thereafter become able to substantially perform your duties, you will then be entitled to receive from Viacom your Salary and Deferred Compensation at the rate being paid to you immediately prior to the commencement of such disability, and your Bonus calculated pursuant to paragraph 3(b) hereof, through the remainder of the Employment Term reduced by any employment compensation earned by you for any work or service performed for any other person.

                  9. Termination.

                  (a) Termination for Cause. Viacom may, at its option, terminate your employment under this Agreement forthwith for "cause", and Viacom shall thereafter have no further obligations under this Agreement, including, without limitation, any obligation to pay Salary or Bonus or provide benefits under this Agreement; provided, however, that Viacom may terminate this Agreement pursuant to this paragraph only with the affirmative vote of fourteen of the eighteen members of the Board of Viacom at a meeting called for such purpose at which you and a counsel of your choosing shall have an opportunity to be heard. For purposes of this Agreement, termination of this Agreement for "cause" shall mean termination for embezzlement, fraud or other conduct which would constitute a felony, conviction of a felony, or willful unauthorized disclosure of confidential information, or if you at any time materially breach this Agreement (including, without limitation, your failure, neglect of or refusal to substantially

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                                       10

perform your obligations hereunder as set forth in paragraphs 2, 7(k) and 12 hereof), except in the event of your disability as set forth in paragraph 8. Anything herein to the contrary notwithstanding, Viacom will give you written notice prior to terminating this Agreement for your material breach setting forth the exact nature of any alleged breach and the conduct required to cure such breach. Except for a breach which by its nature cannot be cured, you shall have ten (10) business days from the giving of such notice within which to cure and within which period Viacom cannot terminate this Agreement for the stated reasons.

                  (b) Good Reason Termination. You may terminate your employment hereunder for "Good Reason" at any time during the Employment Term by written notice to Viacom not more than thirty (30) days after the occurrence of the event constituting "Good Reason". Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. Viacom shall have ten (10) business days from the giving of such notice within which to cure. Good Reason shall mean any of the following, without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability:

                  (i) the assignment to you by Viacom of duties substantially inconsistent with your positions, duties, responsibilities, titles or offices, the withdrawal of a material part of your responsibilities or a change in your reporting relationship, as set forth in paragraph 2 or in
                           Article XIII of the Certificate of Incorporation as in effect on the Effective Date;

                  (ii) a reduction by Viacom in your Salary or Target Bonus as in effect at the date hereof or as the same may be increased from time to time during the Employment Term;

                  (iii) Viacom's requiring you to be based anywhere other than the New York City metropolitan area, except for required travel on Viacom's business to any extent substantially consistent with business travel obligations of other senior executives of Viacom;

                  (iv) Viacom's violation of Article XIII of the Certificate of Incorporation; or

                  (v) the material breach by Viacom of its obligations hereunder.

                  (c) Termination Without Cause. Viacom may terminate your employment under this Agreement without "cause" (as defined above) at any time during the Employment Term by written notice to you; provided, however, that Viacom may terminate your employment pursuant to this paragraph only with the affirmative vote of fourteen of the eighteen members of the Board of Viacom.


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                                       11

                  (d) Termination Payments, Etc. In the event that your employment terminates pursuant to paragraph 9(b) or 9(c) hereof, you shall be entitled to receive, subject to applicable withholding taxes:

                  (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

                  (ii) bonus compensation for each calendar year during the Employment Term equal to your Target Bonus as set forth in paragraph 3(b);

                  (iii) Deferred Compensation for each calendar year during the Employment Term as set forth in paragraph 3(c); Deferred Compensation attributable to the calendar year in which the termination pursuant to paragraph 9(b) or 9(c) hereof occurs and to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following such termination; and Deferred Compensation attributable to subsequent calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of each such following calendar year;

                  (iv) your perquisites as provided in paragraph 6 until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

                  (v) medical and dental insurance coverage until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Viacom will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

                  (vi) life insurance coverage as set forth in paragraph 4(b) until the end of the Employment Term (the amount of such insurance to be reduced by the amount of any insurance provided by a new employer without cost to you);

                  (vii) stock options granted to you under the 1997 LTMIP which are exercisable on or prior to the date of the termination of your employment under paragraph 9(b) or 9(c) or that would have vested and become exercisable
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                                       12

                           on or before the last day of the Employment Term will be exercisable for two (2) years after the date of such termination or, if later, until December 31, 2003, but in no event may such stock options be exercised following the expiration date of such stock options;

                  (viii) a supplemental pension benefit calculated in accordance with the terms of the Excess Pension Plan and paragraph 4(c) as though you were employed through the end of the Employment Term; and

                  (ix) provision of an appropriate office and secretarial assistance for up to six (6) months after the termination of your employment.

The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 9(d) shall constitute liquidated damages, and shall be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this Agreement.

                  (e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 9(d) with respect to medical, dental and life insurance and Excess Pension Plan benefits or in paragraphs 7 and 8 with respect to continued exercisability of options), coverage under all Viacom benefit plans and programs (including, without limitation, vacation, 401(k), excess 401(k) and pension plans, LTD and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

                  10. Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs, a pro-rated Target Bonus and pro-rated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following calendar year. In addition, the vesting of all stock options granted under the 1997 LTMIP that are not exercisable as of the date on which the death occurs shall be accelerated, and your beneficiary or estate shall be entitled to exercise such stock options, together with all stock options that are exercisable as of the date of your death, for two (2) years after the date of death or, if later, until December 31, 2003, but in no event may such stock options be exercised following the expiration date of such stock options.

                  11. Section 317 and 507 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliates or predecessors.

                  12. Equal Opportunity Employer. You acknowledge that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

                  13. Indemnification.

                  (a) Viacom shall indemnify and hold you harmless, to the maximum extent permitted by law and by the Certificate of Incorporation and/or the Bylaws of Viacom, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by you in connection with the defense of any action or proceeding (or any appeal therefrom) in which you are a party by reason of your position as President and Chief Operating Officer or any other office you may hold with Viacom or its affiliates or by reason of any prior positions held by you with Viacom or any of its affiliates or predecessors or for any acts or omissions made by you in good faith in the performance of any of your duties as an officer of Viacom.

                  (b) To the extent that Viacom maintains officers' and directors' liability insurance, you will be covered under such policy.

                  14. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party. Any notice given by mail shall be deemed to have been given three days following such mailing.

                  15. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate of or any successor in interest to Viacom.

                  16. New York Law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York.

                  17. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

                  18. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

                  19. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.


                  20. Supersedes Previous Agreement. Effective as of the Effective Date, this Agreement shall supersede and cancel all prior agreements relating to your employment by Viacom or any of its affiliates and predecessors, including, without limitation, the employment agreement with Westinghouse Electric Corporation, dated as of June 20, 1996, and any amendments thereto. Notwithstanding the preceding sentence, this Agreement is not intended, and shall not be construed, to affect your rights in any compensation or benefits that have been granted or accrued prior to the beginning of the Employment Term.

                  If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

                                         Very truly yours,

                                         VIACOM INC.


                                         By:  /s/ Michael D. Fricklas
                                              -------------------------------
                                              Michael D. Fricklas
                                              Senior Vice President, General
                                              Counsel and Secretary


ACCEPTED AND AGREED:

/s/ Mel Karmazin
----------------------
Mel Karmazin

                                    EXHIBIT A

      Article XIII of the Amended and Restated Certificate of Incorporation

                                   (attached)

                                    EXHIBIT B

                           Form of the Award Agreement

                                   (attached)

                                                                     EXHIBIT A-1
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   VIACOM INC.

(Originally incorporated on November 10, 1986 under the name Arsenal Holdings, Inc.)

                                    ARTICLE I

                                      NAME

   The name of this Corporation is Viacom Inc.

                                   ARTICLE II

                   REGISTERED OFFICE AND AGENT FOR SERVICE

   The registered office of the Corporation in the State of Delaware is located at 1013 Centre Road, City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent for service of process in Delaware is:

                           Corporation Service Company
                                1013 Centre Road
                         Wilmington, Delaware 19805-1297

                                   ARTICLE III

                               CORPORATE PURPOSES

   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

                                  CAPITAL STOCK

   (1)   Shares, Classes and Series Authorized.

      (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 3,700,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

         (i) 500,000,000 shares of Class A Common Stock, $0.01 par value ("Class A Common Stock").

         (ii) 3,000,000,000 shares of Class B Common Stock, $0.01 par value ("Class B Common Stock").

         (iii) 200,000,000 shares of Preferred Stock, $0.01 par value ("Preferred Stock").

      (b) The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

   (2)   Powers and Rights of the Class A Common Stock and the Class B Common
         Stock.

   Except as otherwise expressly provided in this Restated Certificate of Incorporation, all issued and outstanding shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

      A. Voting Rights and Powers. Except as otherwise provided in this Restated Certificate of Incorporation or required by law, with respect to all matters upon which stockholders are entitled to vote, the holders of the outstanding shares of Class A Common Stock shall vote together with the holders of any other outstanding shares of capital stock of the Corporation entitled to vote, without regard to class, and every holder of outstanding shares of Class A Common Stock shall be entitled to cast thereon one vote in person or by proxy for each share of Class A Common Stock standing in his name. The holders of shares of Class A Common Stock shall have the relevant class voting rights set forth in Article IX. Except as otherwise required by law, the holders of outstanding shares of Class B Common Stock shall not be entitled to any votes upon any questions presented to stockholders of the Corporation, including but not limited to, whether to increase or decrease (but not below the number of shares then outstanding) the number of authorized shares of Class B Common Stock.

      B. Dividends. Subject to the rights and preferences of the Preferred Stock set forth in this Article IV and in any resolution or resolutions providing for the issuance of such stock as set forth in Section (3) of this Article IV, the holders of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor.

      C. Distribution of Assets Upon Liquidation. In the event the Corporation shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, after there shall have been paid or set aside for the holders of all shares of the Preferred Stock then outstanding the full preferential amounts to which they are entitled under the resolutions authorizing the issuance of such Preferred Stock, the net assets of the Corporation remaining thereafter shall be divided ratably among the holders of Class A Common Stock and Class B Common Stock.

      D. Split, Subdivision or Combination. If the Corporation shall in any manner split, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other class of Common Stock shall be proportionally split, subdivided or combined in the same manner and on the same basis as the outstanding shares of the other class of Common Stock have been split, subdivided or combined.

      E. Conversion. So long as there are 10,000 shares of Class A Common Stock outstanding, each record holder of shares of Class A Common Stock or Class B Common Stock may convert any or all of such shares into an equal number of shares of Class B Common Stock by surrendering the certificates for such shares, accompanied by payment of documentary, stamp or similar issue or transfer taxes, if any, along with a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Class B Common Stock and requesting that the Corporation issue all of such Class B Common Stock to the persons named therein, setting forth the number of shares of Class B Common Stock to be issued to each such person and the denominations in which the certificates therefor are to be issued.

   (3)Powers and Rights of the Preferred Stock.

   Subject to Article XIII of this Restated Certificate of Incorporation, the Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issuance of shares of each particular series, the Board of Directors is also expressly authorized to fix; the right to vote, if any; the consideration for which the shares of such series are to be issued; the number of shares constituting such series, which number may be increased (except as otherwise fixed by the

Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and, if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation or for any debt securities of the Corporation and the terms and conditions, including, without limitation, price and rate of exchange, of such conversion or exchange, whether shares of such series shall be subject to redemption, and the redemption price or prices and other terms of redemption, if any, for shares of such series including, without limitation, a redemption price or prices payable in shares of Class A Common Stock or Class B Common Stock; the terms and amounts of any sinking fund for the purchase or redemption of shares of such series; and any and all other powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series permitted by law.

   (4)Issuance of Class A Common Stock, Class B Common Stock and Preferred
Stock.

   Subject to Article XIII of this Restated Certificate of Incorporation, the Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of Class A Common Stock, Class B Common Stock and Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Restated Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by any of the stockholders of the Corporation, except as otherwise required by law.

                                    ARTICLE V

                                    DIRECTORS

   (1) Power of the Board of Directors. Subject to Article XIII of this Restated Certificate of Incorporation, the property and business of the Corporation shall be controlled and managed by or under the direction of its Board of Directors. In furtherance, and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized, subject in all cases to Article XIII of this Restated Certificate of Incorporation:

      (a) To make, alter, amend or repeal the By-Laws of the Corporation; provided that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

      (b) To determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the property, business and affairs of the Corporation, including, without limitation, the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for Board meetings, as well as the manner of taking Board action; and

      (c) To exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation, and the By-Laws of the Corporation.

   (2) Number and Qualifications of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time by resolution of the Board of Directors but shall not be less than three nor more than twenty. Directors shall be elected to hold office for a term of one year. As used in this Restated Certificate of Incorporation, the term "entire Board of Directors" means the total number of Directors fixed in the manner provided in this Article V Section (2) and in the By-Laws.

                                   ARTICLE VI

                          INDEMNIFICATION OF DIRECTORS,
                               OFFICERS AND OTHERS

   (1)Action Not By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent (including, without limitation, a trustee) of another corporation, partnership, joint venture, trust or other enterprise, against judgments, fines, amounts paid in settlement and expenses (including, without limitation, attorneys' fees), actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

   (2)Action By or on Behalf of Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   (3)Successful Defense. To the extent that a present or former Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including, without limitation, attorneys' fees) actually and reasonably incurred by him in connection therewith.

   (4) Determination of Right to Indemnification in Certain Circumstances. Any indemnification under Section 1 or 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former Director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 1 or 2 of this Article IV. Such determination shall be made, with respect to a person who is a Director or officer at the time of such determination, (1) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (3) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders of the Corporation entitled to vote thereon.

   (5)  Advance Payment of Expenses.

      (a) Expenses (including attorneys' fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer, to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article.

      (b) Expenses (including attorneys' fees) incurred by any other employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Corporation deems appropriate.

   (6)Not Exclusive. The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Without limiting the foregoing, the Corporation is authorized to enter into an agreement with any Director, officer, employee or agent of the Corporation providing indemnification for such person against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement that result from any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, any action by or in the right of the Corporation, that arises by reason of the fact that such person is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent allowed by law, except that no such agreement shall provide for indemnification for any actions that constitute fraud, actual dishonesty or willful misconduct.

   (7)Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving as the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

   (8)Certain Definitions. For the purposes of this Article VI, (A) any Director, officer, employee or agent of the Corporation who shall serve as a director, officer, employee or agent of any other corporation, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was a stockholder or creditor, or in which the Corporation is or was in any way interested, or (B) any director, officer, employee or agent of any subsidiary corporation, joint venture, trust or other enterprise wholly owned by the Corporation, shall be deemed to be serving as such director, officer, employee or agent at the request of the Corporation, unless the Board of Directors of the Corporation shall determine otherwise. In all other instances where any person shall serve as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise of which the Corporation is or was a stockholder or creditor, or in which it is or was otherwise interested, if it is not otherwise established that such person is or was serving as such director, officer, employee or agent at the request of the Corporation, the Board of Directors of the Corporation may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For purposes of this Article VI, references to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity. For purposes of this
Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries, and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

   (9)The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                                   ARTICLE VII

                      DIRECTOR LIABILITY TO THE CORPORATION

   (a)A Director's liability to the Corporation for breach of duty to the Corporation or its stockholders shall be limited to the fullest extent permitted by Delaware law as now in effect or hereafter amended. In particular no Director of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the Director derived an improper personal benefit.

   (b)Any repeal or modification of the foregoing paragraph (a) by the stockholders of the Corporation entitled to vote thereon shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

   (c)If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the liability of directors, then a director of the Corporation, in addition to the circumstances in which he is not now liable, shall be free of liability to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

                                  ARTICLE VIII

                          RESERVATION OF RIGHT TO AMEND
                          CERTIFICATE OF INCORPORATION

   Subject to Article XIII of this Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Restated Certificate of Incorporation and all rights and powers conferred in this Restated Certificate of Incorporation on stockholders, directors and officers are subject to this reserved power.

   Each reference in the Restated Certificate of Incorporation to "the Restated Certificate of Incorporation", "hereunder", "hereof", or words of like import and each reference to the

Restated Certificate of Incorporation set forth in any amendment to the Restated Certificate of Incorporation shall mean and be a reference to the Restated Certificate of Incorporation as supplemented and amended through such amendment to the Restated Certificate of Incorporation.

                                   ARTICLE IX

                                  VOTING RIGHTS

   (1)Class A Common Stock. In addition to any other approval required by law or by this Restated Certificate of Incorporation, the affirmative vote of a majority of the then outstanding shares of Class A Common Stock, voted separately as a class, shall be necessary to approve any consolidation of the Corporation with another corporation, any merger of the Corporation into another corporation or any merger of any other corporation into the Corporation pursuant to which shares of Common Stock are converted into or exchanged for any securities or any other consideration.

   (2)Preferred Stock. Subject to Article XIII of this Restated Certificate of Incorporation, in addition to any other approval required by law or by this Restated Certificate of Incorporation, each particular series of any class of Preferred Stock shall have such right to vote, if any, as shall be fixed in the resolution or resolutions, adopted by the Board of Directors, providing for the issuance of shares of such particular series.

                                    ARTICLE X

                                 STOCK OWNERSHIP
                       AND THE FEDERAL COMMUNICATIONS LAWS

   (1)Requests for Information. So long as the Corporation or any of its subsidiaries holds any authorization from the Federal Communications Commission (or any successor thereto), if the Corporation has reason to believe that the ownership, or proposed ownership, of shares of capital stock of the Corporation by any stockholder or any person presenting any shares of capital stock of the Corporation for transfer into his name (a "Proposed Transferee") may be inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), such stockholder or Proposed Transferee, upon request of the Corporation, shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations) as the Corporation shall reasonably request to determine whether the ownership of, or the exercise of any rights with respect to, shares of capital stock of the Corporation by such stockholder or Proposed Transferee is inconsistent with, or in violation of, the Federal Communications Laws. For purposes of this Article X, the term "Federal Communications Laws" shall mean any law of the United States now or hereafter in effect (and any regulation thereunder) pertaining to the ownership of, or the exercise of the rights of ownership with respect to, capital stock of corporations holding, directly or indirectly, Federal Communications Commissions authorizations, including, without limitation, the Communications Act of 1934, as amended (the "Communications Act"), and regulations thereunder pertaining to the ownership, or the exercise of the rights of ownership, of capital stock of corporations holding, directly or indirectly, Federal Communications Commission authorizations, by (i) aliens, as defined in or under the Communications Act, as it may be amended from time to time, (ii) persons and entities having interests in television or radio stations, daily newspapers and cable television systems or (iii) persons or entities, unilaterally or otherwise, seeking direct or indirect control of the Corporation, as construed under the Communications Act, without having obtained any requisite prior Federal regulatory approval to such control.

   (2)Denial of Rights, Refusal to Transfer. If any stockholder or Proposed Transferee from whom information is requested should fail to respond to such request pursuant to Section (1) of this Article or the Corporation shall conclude that the ownership of, or the exercise of any rights of ownership with respect to, shares of capital stock of the Corporation, by such stockholder or Proposed Transferee, could result in any inconsistency with, or violation of, the Federal Communications Laws, the Corporation may refuse to permit the transfer of shares of capital stock of the Corporation to such Proposed Transferee, or may suspend those rights of stock ownership the exercise of which would result in any inconsistency with, or violation of, the Federal Communications Laws, such refusal of transfer or suspension to remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, is permissible under the Federal Communications Laws, and the Corporation may exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such stockholder or Proposed Transferee, with a view towards obtaining such information or preventing or curing any situation which would cause any inconsistency with, or violation of, any provision of the Federal Communications Laws.

   (3)Legends. The Corporation may note on the certificates of its capital stock that the shares represented by such certificates are subject to the restrictions set forth in this Article.

   (4)Certain Definitions. For purposes of this Article, the word "person" shall include not only natural persons but partnerships, associations, corporations, joint ventures and other entities, and the word "regulation" shall include not only regulations but rules, published policies and published controlling interpretations by an administrative agency or body empowered to administer a statutory provision of the Federal Communications Laws.

                                   ARTICLE XI

                  TRANSACTIONS WITH DIRECTORS AND OFFICERS

   No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (a) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or the committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (b) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of such stockholders, or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders entitled to vote thereon. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                   ARTICLE XII

                          COMPROMISE AND REORGANIZATION

   Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agrees to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                  ARTICLE XIII

                          GOVERNANCE OF THE CORPORATION
                             DURING SPECIFIED PERIOD

(1) Definitions. As used in this Article XIII, the following terms shall have the following meanings:

(a) "CBS" shall mean CBS Corporation, a Pennsylvania corporation, immediately prior to the Effective Time.

(b) "CBS Directors" shall mean (i) eight (8) of those directors serving as members of the Board of Directors of CBS on September 6, 1999 (or any Independent Directors elected or appointed prior to the Effective Time to serve as a CBS Director) who are designated as such by the Board of Directors of CBS prior to the Effective Time and (ii) any Replacement CBS Director (as defined in Section 2(b) of this Article XIII).

(e) "CEO" shall mean the Chief Executive Officer.

(d) "COO" shall mean the President and Chief Operating Officer.

(e) "Effective Time" shall mean the time of filing of the Certificate of Merger to which this Certificate of Incorporation is attached.

(f) "Independent Director" shall mean a disinterested, independent person (determined in accordance with customary standards for independent directors applicable to U.S. public companies).

(g) "NAI" shall mean National Amusements, Inc., a Maryland corporation, and its successors or assigns.

(h) "Specified Independent Directors" shall mean the directors of the Corporation first elected after 1993 and who are not management of the Corporation or NAI (together with any replacements of such persons).

(i)"Specified Period" shall mean the period of three years commencing at the Effective Time.

(j) "Stockholder Agreement" shall mean the Stockholder
Agreement dated as of September 6, 1999, by and between NAI and CBS, relating to Corporation governance matters.

() "Viacom Directors" shall mean the ten (10) directors of the Corporation serving as the Board of Directors of the Corporation immediately prior to the Effective Time (including the Specified Independent Directors).

(2) Directors.

(3) (a) Effective immediately at the Effective Time, the Board of Directors shall consist of eighteen (18) directors. The number of directors may be fixed by resolution of the Board from time to time, provided, however, that the size of the Board of Directors may not be changed during the Specified Period without the approval of at least fourteen (14) directors. At the Effective Time, ten
(10) directors shall be Viacom Directors and eight (8) directors shall be CBS Directors.

(b) Until the expiration of the Specified Period, the Board of Directors (subject to the fiduciary duties of the directors) shall take all action necessary to ensure that any seat on the Board of Directors held by (i) a CBS Director which becomes vacant is filled promptly by a person qualifying as an Independent Director and designated to fill such seat by a majority of the CBS Directors remaining on the Board of Directors (a "Replacement CBS Director") and (ii) a Specified Independent Director which becomes vacant is filled promptly by an Independent Director who is the chief executive officer, chief operating officer or chief financial officer or former chief executive officer of a Fortune 500 company or a non-U.S. public company of comparable size.

(c) During the Specified Period, all committees of the Board of Directors (other than the Compensation Committee and the Officers Nominating Committee) shall have such number of CBS Directors as equals the total number of members of the Committee multiplied by a fraction, the numerator of which is eight (8) and the denominator of which is eighteen (18), rounded to the closest whole number; provided that in no event shall any committee have (x) fewer than one (1) CBS Director or (y) less than a majority of Viacom Directors.

(d) During the Specified Period, the Board of Directors shall not take any action or fail to take any action which would have the effect of eliminating, limiting, restricting, avoiding or otherwise modifying the effect of the provisions set forth in this Article XIII (e.g., by creating a holding company structure if the certificate of incorporation or similar document of such holding company does not contain equivalent provisions).

(3) Chairman and Chief Executive Officer.

(a) At the Effective Time, Sumner Redstone shall remain the Chairman and CEO. In the event that Sumner Redstone is not the CEO at the Effective Time or ceases to be the CEO at any time during the Specified Period, then Mel Karmazin, if he is COO at such time, shall succeed to the position of CEO for the remainder of the Specified Period. During any such period of succession, Mel Karmazin shall continue to exercise the powers, rights, functions and responsibilities of the COO in addition to exercising those of the CEO.

(b) The Chairman shall chair all meetings of the Board of Directors and stockholders at which he is present.

(c) The CEO shall be responsible, in consultation with the COO, for corporate policy and strategy and the COO shall consult on all major decisions with, and shall report directly to, the CEO, during the Specified Period; provided, however, that the CEO shall not exercise any powers, rights, functions or responsibilities of the COO unless Mel Karmazin is the CEO.

(4)      President and Chief Operating Officer.

(a) At the Effective Time, the President and Chief Operating Officer of the Corporation shall be Mel Karmazin. During the Specified Period, Mel Karmazin may not be terminated or demoted from the position of COO (or, in the event that Sumner Redstone is not the CEO, from the position of CEO) and no COO Functions (as defined below) may be changed without the affirmative vote of at least fourteen (14) directors.

(b) Subject to the requirement that the COO consult with the CEO on all major decisions, the powers, rights, functions and responsibilities of the COO (collectively, the "COO Functions") shall include, without limitation, the following:

     (i) supervising, coordinating and managing the Corporation's business, operations, activities, operating expenses and capital allocation;

     (ii) matters relating to officers (other than the Chairman, CEO and COO) and employees, including, without limitation, hiring (subject to (A) the specific Board of Directors authority described below with respect to the CFO, the General Counsel and the Controller and (B) Section 5 below), terminating, changing positions and allocating responsibilities of such officers and employees; and

     (iii) substantially all of the powers, rights, functions and responsibilities typically exercised by a chief operating officer.

      All officers (other than the Chairman, CEO and COO) will report, directly or indirectly, to the COO (this reporting relationship will be deemed a COO Function).

(c) In the event that Mel Karmazin is not COO or CEO, the Board may terminate the COO's employment, eliminate the COO position and the Officers Nominating Committee and reallocate the COO Functions without regard to the other provisions of this Article XVIII.

(5) Officers Nominating Committee; Compensation Committee.

   (a) Subject to the powers of the Compensation Committee set forth below, during the Specified Period, all powers of the Board of Directors, including, without limitation, the right to hire, elect, terminate, change positions, allocate responsibilities or determine non-equity compensation, with respect to officers and employees, shall be exercised, subject to clauses (b) and (c) below, by, and delegated to, the Officers Nominating Committee of the Board of Directors. The Officers Nominating Committee shall consist solely of the member of the Board of Directors who is the COO, except that in the event Mel Karmazin succeeds to the position of CEO, the sole member of the Officers Nominating Committee shall be the member of the Board of Directors who is the CEO.

(b) The Officers Nominating Committee shall have no powers with respect to the Chairman, CEO and COO, and shall not have the power to fill the positions of Chief Financial Officer, Controller or General Counsel of the Corporation without the approval of the Board of Directors; provided that this provision shall in no way affect the other powers and authorities of the Officers Nominating Committee with respect to the Chief Financial Officer, Controller and General Counsel positions, including, without limitation, the power to terminate employment of persons holding such positions.

(c) The Compensation Committee shall not be required to, or have any power to, approve the annual compensation of (i) any employee if the total value of such employee's annual cash compensation (assuming for this purpose that the actual bonus of each officer and employee is equal to his or her target bonus) is less than $1 million or (ii) talent (as such term is commonly used in the media or entertainment industries), in each such case which power shall be delegated to the Officers Nominating Committee. The annual compensation of all other officers and employees and any equity or equity-based compensation of any officer or employee must be approved by the Compensation Committee.

(d) The Compensation Committee shall consist of three CBS Directors who are Independent Directors and three non-CBS Directors, two of whom will be the Specified Independent Directors and the other of whom will be an Independent Director.

(e) Any decision or determination of the Officers Nominating
Committee may be reversed or overridden by (and only by) the affirmative vote of at least fourteen (14) directors.

(6)      Stockholder Agreement.

      The Stockholder Agreement may not be amended, and no provision thereof may be modified or waived, except with the approval of at least fourteen (14) directors.

(7)      Issuance of Voting Stock.

      During the Specified Period, in addition to any other approval required by law or by this Restated Certificate of Incorporation, the Corporation may not issue (i) additional shares of Class A Common Stock or (ii) any shares of Preferred Stock or any other class or series of stock or securities, in each case with, or convertible into or exchangeable or exercisable for stock or other securities with, the right to vote on any matter on which stockholders are entitled to vote if the result would be that parties bound by the Stockholder Agreement could fail to own at least a majority of the outstanding shares of voting stock of the Corporation.

(8)      Voting

      During the Specified Period, except for those actions set forth on Annex I to this Restated Certificate of Incorporation, which shall require the approval of the Board of Directors, all action by the Board of Directors shall require the affirmative vote of at least fourteen (14) directors. At all meetings of the Board of Directors a majority of the full Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or this Restated Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(9)      Amendment.

      Until the expiration of the Specified Period the provisions of any Article of this Restated Certificate which refer to this Article XIII, the provisions of this Article XIII, and the provisions of Article VIII of the by-laws of the Corporation, may not be amended, altered, repealed or waived in any respect without the approval of at least fourteen (14) directors.

(10)      Successors.

      During the Specified Period, the provisions of this Article XIII shall be applicable to (i) any successor to the Corporation as the result of a merger, consolidation or other business combination, whether or not the Corporation is the surviving company in such transaction, or otherwise and (ii) any corporation or other entity with respect to which the

Corporation or its successor is or becomes a direct or indirect subsidiary, the Board of Directors shall not permit the Corporation to be a party to any transaction which would not comply with the foregoing without the approval of at least fourteen (14) directors.

(11)      Subsidiaries.

      The Board of Directors shall have the right, following consultation with the COO or, if Mel Karmazin is the CEO, the CEO, with respect to any public company which is a subsidiary of the Corporation, to take such steps as the Board of Directors reasonably determines are necessary to implement corporate governance arrangements applicable to such subsidiary in a manner as consistent as practicable with the provisions contained in this Restated Certificate of Incorporation; provided that any such steps shall not vest in the Board of Directors greater power or provide the COO with fewer rights than those provided for in this Restated Certificate of Incorporation.

                                                                         ANNEX I
                                                         TO VIACOM INC. RESTATED
                                                    CERTIFICATE OF INCORPORATION


      The provisions of this Annex I shall form a part of, and be incorporated in all respects in, the Restated Certificate of Incorporation to which this Annex I is attached. The following actions shall require the approval of a majority of the directors:

A. Acquisitions, Divestitures, Joint Ventures, Guarantees

   * Any acquisition, equity investment or joint venture (each an "Acquisition") by the Corporation or any of its subsidiaries for more than $25 million.
   * Any divestiture or other sale of assets (each a "Divestiture") (not in the ordinary course) by the Corporation or any of its subsidiaries for more than $25 million (based on purchase price or net book value of assets).
   * Any real estate purchase, sale or lease by the Corporation or any of its subsidiaries for more than $25 million.
   * Any guarantee by the Corporation or any of its subsidiaries of an obligation of a third party where the obligation guaranteed is more than $25 million.
   * Notwithstanding the above, any Acquisition or Divestiture by the Corporation or any of its subsidiaries of (a) internet or internet related businesses for more than $25 million but less than $100 million, with the value thereof represented by multi-year commitments for advertising, promotion and content licensing, is excluded, so long as the aggregate of such Acquisitions or Divestitures, in each case, does not exceed $550 million and (b) radio or outdoor advertising businesses for more than $25 million but less than $100 million, is excluded, so long as the aggregate of such Acquisitions or Divestitures, in each case, does not exceed $300 million; provided that (i) any Divestiture of shares of a publicly traded internet or internet related business with a value of up to $75 million is excluded and shall not be included in the calculation of any of the threshold amounts set forth above, (ii) Board approval may be secured
      (but is not required) for any transaction of more than $25 million but less than $100 million where the regular meeting schedule of the Board so permits (and shall not otherwise be required), (iii) the Board will be provided with information about and a status report on such transactions completed without Board approval and (iv) this limit of authority will be reviewed in 12 months from the Effective Time (as defined in Article XIII of the Restated Certificate) and may be amended only with the approval of 14 members of the Board of Directors.

   * Any contract of the Corporation or any of its subsidiaries not in the ordinary course with a value in excess of $25 million.
   * Notwithstanding the above, any of the foregoing transactions that is approved by the Board shall not be included in the calculation of any of the threshold amounts set forth above.

B. Employee Matters

   *  Employee benefit plans (at the Corporation or a subsidiary):
      (a) creating a new plan, (b) suspending or terminating an existing plan, (c) any amendment that materially increases cost to the Corporation or subsidiary
   * Entering into any modifications or amendments to the employment agreements with the CEO or the COO.

C. General

   *  The Annual Report on Form 10-K
   * Proxy statement and notice of meeting (including annual or special meeting date, location, record date for voting)
   * Any issuance of Corporation stock, or options, warrants or other similar rights (including stock appreciation rights) or debt or other securities convertible into or exchangeable for Corporation stock
   * Any issuance of debt unless such debt is short term and is within the spending limits of the annual operating budget or is replacing existing debt
   * Annual capital expenditure and annual operating budgets and individual capital expenditure transactions in excess of $25 million for the Corporation or any of its subsidiaries
   * Any Corporation or subsidiary pays a dividend or repurchases stock from a third party
   * Review and approve any action or transaction where Board action is required by law (other than ss. 141(a) of the Delaware General Corporation
      Law) or by the terms of the transaction (in all cases other than as specifically set forth in the Restated Certificate of Incorporation)
   *  Review and approve Board minutes
   * Subject to Article XIII of the Restated Certificate of Incorporation, determine Board administration, including number of directors, meeting schedule, nominees, committees, director compensation, D&O insurance authorization, internal investigations and retention of advisors in connection therewith, and decisions regarding indemnification of individuals

   * Subject to Article XIII of the Restated Certificate of Incorporation, amendments to the Restated Certificate of Incorporation and by-laws of the Corporation
   *  Commencement and settlement of major litigation
   *  Selection of independent auditors
   * All matters on which the Corporation Board of Directors has historically taken action other than (1) matters relating to the subject matters addressed in this Annex I and not requiring approval of the Board of Directors hereunder and (2) those matters delegated to the COO, including all of the COO Functions (as defined in Article XIII of this Restated Certificate of Incorporation).

                                    EXHIBIT B



                           Form of Agreement Under the
                                   Viacom Inc.
                    1997 Long-Term Management Incentive Plan
          ------------------------------------------------------------
                         for the 1999 Stock Option Grant

          AGREEMENT, dated as of , by and between Viacom Inc., a Delaware corporation (the "Company"), and (the "Participant"), with respect to the 1999 grant of stock options under he Company's 1997 Long-Term Management Incentive Plan, as amended (the "Plan").

          This Agreement, together with the Memorandum dated and the agreements delivered under the Plan in connection with each grant of stock options under the Plan, constitutes the prospectus covering the shares of Class B Common Stock subject to the Plan. The Participant can receive additional copies of his or her Plan agreements and the Memorandum upon request to the Administrator, Long-Term Incentive Plans, Viacom Inc., 1515 Broadway, New York, New York 10036.


                                   WITNESSETH:

          WHEREAS, the Participant is now employed by the Company or one of its subsidiaries in a key capacity and the Company desires to reward the Participant, in accordance with the terms hereof, for the Participant's contributions to the financial success of the Company by awarding the Participant stock options to purchase shares of Class B Common Stock;

          NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto hereby agree as follows:


                                    ARTICLE I

                             TERMS OF STOCK OPTIONS

                   Section 1.1 Grant of Stock Options. Subject to the terms and conditions contained herein and in the Plan, the terms of which are hereby incorporated by reference, the Company hereby awards to the Participant, effective as of ___________________ (the "Date of Grant"), a grant of stock options (the "Stock Options") to purchase ______________ shares of Class B Common Stock at an exercise price of $___________ for each share (the "Exercise Price"). The capitalized terms used in this Agreement which are not otherwise defined herein shall have the meanings assigned to them in Article III hereof. The Stock Options granted hereunder are not intended to be, or qualify as, "Incentive Stock Options" within the meaning of Section 422 of the Code.

                   Section 1.2       Terms of Stock Options.

                   (a) Vesting. The Stock Options shall be exercisable only to the extent the Participant is vested therein. The Stock Options shall vest in one-third increments on ____________________ and
          ________________________.

                   (b) Option Period. Except as provided in Section 1.2(c) hereof, the period during which the Stock Options may be exercised shall expire on the tenth anniversary of the Date of Grant (the "Expiration Date").

                   (c) Exercise in the Event of Termination of Employment, Retirement, Death or Permanent Disability.

                            (i) Termination other than for Cause, Retirement,
                   Death or Permanent Disability. In the event that (A) the Participant ceases to be an employee of the Company or any of its subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its subsidiaries other than for Cause, the Participant may exercise his or her Outstanding Stock Options to the extent then exercisable until the earlier of six months after the date of such termination (or such longer period, not in excess of the second anniversary of the Date of Grant of such Stock Options, as may be determined by the Committee, in its discretion) or the Expiration Date, (B) the Participant ceases to be an employee of the Company or any of its subsidiaries by reason of the Participant's Retirement, the Participant may exercise his or her Outstanding Stock Options to the extent then exercisable until the earlier of two years after such date or the Expiration Date, (C) the Participant dies during a period during which his or her Stock Options could have been exercised by him or her, his or her Outstanding Stock Options may be exercised to the extent exercisable at the date of death by the person who acquired the right to exercise such Stock Options by will or the laws of descent and distribution until the earlier of one year after such death (or such longer period as may be determined by the Committee, in its discretion, prior to the expiration of such one-year period) or the Expiration Date, or (D) the Permanent Disability of the Participant occurs, the Participant may exercise his or her Outstanding Stock Options to the extent exercisable upon the onset of such Permanent Disability until the earlier of one year after such date (or such longer period not in excess of two years after such date as may be determined by the Committee in its discretion) or the Expiration Date. Upon the occurrence of an event described in clauses (A), (B), (C) or (D) of this Section 1.2(c)(i), all rights with respect to Stock Options that are not vested as of such event will be relinquished.

                            (ii) Termination for Cause. If the Participant's
                   employment with the Company or any of its subsidiaries ends because of a Termination for Cause, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

                   Section 1.3  Exercise of Stock Options.

                            (a) Whole or Partial Exercise. Subject to the
                   restrictions of Section 1.2(b) hereof, the Participant may exercise all vested Stock Options granted hereunder at one time or in installments of 100 Stock Options (or in the whole number of unexercised Stock Options in which the Participant is vested, if such number is less than 100) by written notice to the Administrator, Long-Term Incentive Plans, Viacom Inc., 1515 Broadway, New York, New York 10036. Such notice shall
                   (i) state the number of full Stock Options being exercised
                   (ii) be signed by the person or persons so exercising the Stock Options and, in the event the Stock Options are being exercised (pursuant to Section 1.2(c)(i) hereof) by any person or persons other than the Participant accompanied by proof satisfactory to the Company's counsel of the right of such person or persons to exercise the Stock Options, and
                   (iii) be accompanied by full payment as set forth in Section 1.3(b) hereof.

                            (b) Payment of Aggregate Option Price. The written
                   notice of exercise described above must be accompanied by full payment of the aggregate Exercise Price which shall be determined by multiplying the number of Stock Options being exercised by the Exercise Price. Such Exercise Price shall be paid in cash (e.g. personal bank check, certified check or official bank check). In addition, in accordance with Section
                   4.3 hereof, the Participant shall make an arrangement acceptable to the Company to pay to the Company an amount sufficient to satisfy the combined Federal, state and local withholding tax obligations which arise in connection with the exercise of such Stock Options.

                            (c) Issuance of Share Certificates. Upon
                   satisfaction of the conditions set forth in Section 1.3(b) hereof, the Company shall deliver (or cause to be delivered) a certificate or certificates for the shares of Class B Common Stock issued pursuant to the exercise of the Stock Options to the Participant.

                                   ARTICLE II

                       EFFECT OF CERTAIN CORPORATE CHANGES


                   In the event of a merger, consolidation, stock split, dividend, distribution, combination, reclassification or recapitalization that changes the character or amount of the Class B Common Stock, the Committee shall make such adjustments to the number of shares of Class B

Common Stock subject to the Stock Options or the exercise price of the Stock Options, in each case, as it deems appropriate. Such determinations shall be conclusive and binding for all purposes.


                                   ARTICLE III

                                   DEFINITIONS

                   As used in this Agreement, the following terms shall have the following meanings:

                            (a) "Board" shall mean the Board of Directors of the Company.

                            (b) "Class B Common Stock" shall mean shares of Class B Common Stock, par value $0.01 per share, of the Company.

                            (c) "Code" shall mean the Internal Revenue Code of 1986, as amended, including any successor law thereto.

                            (d) "Committee" shall mean the Senior Executive Compensation Committee of the Board (or such other Committee as may be appointed by the Board) except that (i) the number of directors on the Committee shall not be less than two and (ii) each member of the Committee shall be a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act.

                            (e) "Exchange Act" shall mean the Securities
          Exchange Act of 1934, as amended, including any successor law thereto.

                            (f) "Fair Market Value" of a share of Class B Common Stock on a given date shall be the closing price of a share of Class B Common Stock on the New York Stock Exchange or such other national securities exchange as may be designated by the Committee or, in the event that the Class B Common Stock is not listed for trading on a national securities exchange but is quoted on an automated quotation system, the average closing bid price per share of the Class B Common Stock on such automated quotation system or, in the event that the Class B Common Stock is not quoted on any such system, the average of the closing bid prices per share of the Class B Common Stock as furnished by a professional marketmaker making a market in the Class B Common Stock designated by the Committee.

                            (g) "Outstanding Stock Option" shall mean a Stock Option granted to the Participant which has not yet been exercised and which has not yet expired in accordance with its terms.



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                            (h) "Permanent Disability" shall have the same
          meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a subsidiary thereof for the Participant and in effect on the date of the onset of the Participant's Permanent Disability.

                            (i) "Retirement" shall mean the resignation or termination of employment after attainment of an age and years of service required for payment of an immediate pension pursuant to the terms of any qualified retirement plan maintained by the Company or a subsidiary in which the Participant participates; provided, however, that no resignation or termination prior to a Participant's 60th birthday shall be deemed a retirement unless the Committee so determines in its sole discretion.

                            (j) "Termination for Cause" shall mean a termination of employment with the Company or any of its subsidiaries which, as determined by the Committee, is by reason of (i) "cause" as such term or a similar term is defined in any employment agreement applicable to the Participant, or (ii) if there is no such employment agreement or if such employment agreement contains no such term, (x) dishonesty, conviction of a felony, or willful unauthorized disclosure of confidential information, (y) failure, neglect of or refusal by the Participant to substantially perform the duties of the Participant's employment, or (z) any other act or omission which is materially injurious to the financial condition or business reputation of the Company of any subsidiary thereof.

                            (k) To "vest" a Stock Option held by the Participant shall mean to render such Stock Option exercisable, subject to the terms of the Plan, except where the Participant's employment ends because of a Termination for Cause.


                                   ARTICLE IV

                                  MISCELLANEOUS


                   Section 4.1 No Rights to Continued Employment. Neither this Agreement, the Plan nor any action taken in accordance with such documents shall be construed as giving the Participant any right to be retained by the Company or any of its subsidiaries.

                   Section 4.2 Restriction on Transfer. The rights of the Participant with respect to the Stock Options shall not be transferable by the Participant except (i) by will or the laws of descent and distribution or (ii) subject to the prior approval of the Committee, for transfers to members of the Participant's immediate family or trusts whose beneficiaries are members of the Participant's immediate family, in each case subject to the condition that the Committee shall be satisfied that such transfer is being made for estate an/or tax planning purposes without consideration being received therefor and subject to such other conditions as the Committee may impose.


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                   Section 4.3 Tax Withholding. As a condition to the exercise of the Stock Options, the Participant shall make a payment (or an arrangement acceptable to the Company for the withholding of such payment) sufficient to satisfy the combined Federal, state and local withholding tax obligations which arise in connection with the exercise of such Stock Options.

                   Section 4.4 Stockholder Rights. The grant of Stock Options under this Agreement shall not entitle the Participant or any permitted transferee to any rights of a holder of shares of common stock of the Company, other than when and until share certificates are delivered to the Participant upon exercise of a Stock Option.

                   Section 4.5 No Restriction on Right of Company to Effect Corporate Changes. This Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalization, reorganization or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                   Section 4.6 Amendment. Other than as provided in Article II hereof, this Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

                   Section 4.7 Stockholder Approval. The grant of Stock Options under this Agreement is subject to the approval of the stockholders of the Company, at the next annual or special meeting of stockholders, to the extent that the number of shares of Class B Common Stock subject to the Plan is insufficient to cover the number of shares of Class B Common Stock subject to Stock Options awarded under this Agreement.

                   Section 4.8 Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided. If no such address has been specified by the Participant, such notices or communications shall be sent to the Participant's address as specified in the records of the Company.

                   Section 4.9 Headings. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement.


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                   Section 4.10 Receipt of Copy of Plan.  By executing this
Agreement, the Participant acknowledges receipt of a copy of the Plan.

                   Section 4.11 Governing Law. This Agreement and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

                                   VIACOM INC.



                                   By:
                                        ----------------------------------------
                                        Senior Vice President,
                                        Human Resources and
                                        Administration


                                        ----------------------------------------
                                        Participant



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